Exhibit 10.4
Amendment Number 5
to
OEM Purchase and License Agreement
Between EMC Corporation and Brocade Communications, Inc.
OEM Agreement Number OEM 051208 Dated May 20, 2008
This Amendment Number 5 ("Amendment 5") to the OEM Purchase and License Agreement ("Original Agreement") dated May 20, 2008 BROCADE Communications Systems, Inc., a Delaware corporation with an office located at 1745 Technology Drive, San Jose, California 95110, and Brocade Communications Switzerland SarL., a Geneva corporation with principal offices at 29 Route de l'Aeroport, Case Postale 105, CH-1215, Geneva 15, Switzerland, and Brocade Communications Services Switzerland, SarL a Geneva corporation with principal offices at 29 Route de l'Aeroport, Case Postale 105, CH-1215, Geneva 15, Switzerland (collectively, "Brocade"), and EMC Corporation, 176 South Street, Hopkinton, MA 01748 together with its designated Subsidiaries ("EMC"), and commences on the last date signed below ("Effective Date"). The Original Agreement, as amended by Amendments 1 through 4, is collectively referred to herein as the “Agreement.”
RECITALS
WHEREAS, the parties wish to amend the Agreement to document the parties' understanding with respect to marketing development funds provided by Brocade to EMC;
NOW THEREFORE, in consideration of the above and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Section 5.4 (“Marketing Development Funds”), as amended by Amendment 2 dated February 1, 2010, is hereby deleted in its entirety and replaced with the following:
“Brocade and EMC have agreed to marketing development funding for the period October 1, 2012 through November 1, 2013, which funding will automatically renew for additional successive one-year terms unless either party provides sixty (60) days' written notice of termination prior to any renewal periods. The terms and conditions for the program are contained in the “EMC Marketing Development Fund (MDF) Program Guidelines” effective October 1, 2012 (“MDF Guidelines”) attached hereto as Exhibit N and may be as updated from time to time by agreement of the parties.”
2. Except as modified in this Amendment 5, the Agreement remains in full force and effect. If any of the terms of the Agreement conflict with this Amendment 5, then the terms of this Amendment 5 will control.

EMC and Brocade Confidential

IN WITNESS WHEREOF, the parties hereto have executed this Amendment 5 to the Agreement by their duly authorized representatives.

Brocade Communication Systems, Inc.		Brocade Communication Switzerland, SarL		EMC Corporation

Sign:	[**]	Sign:	[**]	Sign:	[**]
Print Name:	[**]	Print Name:	[**]	Print Name:	[**]
Title:	[**]	Title:	[**]	Title:	[**]
Date:	02/06/2013	Date:	02/04/2013	Date:	02/13/2013

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC and Brocade Confidential

Exhibit N
Marketing Development Funds Program Guidelines

Brocade and EMC Proposed MDF under for period October 1, 2012 through November 1, 2013
Brocade and EMC have agreed to marketing development funding for the period of October 1, 2012 through October 31, 2013, and will automatically renew for additional successive one-year term unless either party provides 60 day notice of termination prior to any renewal periods.

EMC Market Development Fund Program Guidelines
Welcome to the Brocade® Market Development Fund (MDF) Program. The Brocade MDF Program is Brocade's market program which has been designed to support and encourage sales and marketing activities, as well as to assist EMC in developing their internal sales and technical personnel. The goal of the Brocade MDF Program is to provide a means to promote Brocade products and services, emphasizing the accompanying value that our partners bring to Brocade solutions. The conformity to these guidelines is a precondition to, and is assumed by, your participation in the MDF Program.

MDF Amount
Brocade will provide to EMC MDF funds in the amount of [**]%, not to exceed $[**] dollars annual cap, of EMC's previous calendar quarter's net sell-through of Brocade hardware and software, exclusive of services and maintenance, as calculated by Brocade. The annual cap will be evaluated each year to make sure it represents the current business environment and meets the expectations of the MDF fund.

MDF Accounting and Net Revenue Definitions
Brocade agrees to provide EMC an itemized breakdown of the EMC's net quarterly sell-through no later than (10) business days after the close of EMC's quarter. Net revenue is defined as gross sell through revenue less Sales promotions, Deals desk, Growth Programs, Rebates and funded headcount.

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC and Brocade Confidential

MDF Payment and Proof of Performance
Brocade will remit payment upon mutually agreed marketing activities that meet marketing guidelines effective October 1, 2012. EMC will provide Brocade proof of performance and ROI within 30 days of agreed and approved marketing activity taking place or future programs may not be approved. Proof of performance can included invoices, flyers, receipts, and pictures, summary of agreed-to metric results. ROI can include registration, attendees list, scheduled customer meetings or revenue generating proof. If EMC fails to submit proof of expenses, Brocade reserves the right to withhold crediting EMC for such unverified expenditures on the next quarterly payment to EMC.

MDF Expiration
MDF funds will expire at the end of each 12 month period from issuance. If Brocade and EMC fail to spend the funds 12 months from the time of issuance, these funds will expire and no longer be available. No crediting, these funds do not roll over to the next year. If EMC fails to spend the funds 12 months from the time of issuance, Brocade will withhold crediting EMC for the value of the expired funds on the next quarterly payment to EMC.

Management of MDF Funds Approvals and Reporting

•	EMC must receive written pre-approval from the OEM Marketing Manager, Corporate Account Director or Brocade OEM Marketing Director of the proposed EMC Market Development Plan/Activities.

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EMC and Brocade are to mutually agree and approve all marketing activities that meet MDF Policy guidelines. EMC's requests must be submitted at least 30 calendar days prior to the start of any program or event except for the exclusion listed below. The request will include an event, date, and budget with program goals and objective. Brocade agrees to respond within ten (10) business days of each EMC request. Activities that do not receive pre-approval from Brocade may be ineligible for funding. EMC or EMC managed Vendor must manage and execute all jointly agreed and approved MDF dollars upon mutually agreed marketing plan.

EMC and Brocade Confidential

•
In the cases of expenditures being under $[**] US Dollars there will be no requirement for prior approval from either party. There is a maximum of $[**] allowed per quarter that can be spent without prior approval. The amount of $[**] US Dollars can be adjusted only if both parties agree to that adjustment in writing. If in the monthly or quarterly reviews these expenditures are found to be inconsistent with prior approvals and/or the stated guidelines by either party than the funds are to be returned to the MDF fund as stated below.

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EMC will provide Brocade a monthly report for all jointly agreed and approved MDF expenditures no later than 10 business days' after the end of the previous month. Report shall include but not limited to the approved MDF expenditure, actual payment of the MDF expense, and amounts still outstanding for each approved MDF expenditures. EMC will host a quarterly meeting to review MDF expenditures. If MDF expenditures have not been pre-approved by Brocade for such submitted expenses, Brocade reserves the right to withhold crediting EMC for such unapproved expenditures on the next quarterly payment to EMC. Brocade retains the right to audit EMC's MDF records to ensure accuracy of such submitted expenses. Upon request, EMC will provide records in a timely manner to support the MDF audit.

•	EMC to provide Brocade the MDF approval process and associated timeline.

MDF Policy
All mutually agreed and approved marketing campaigns must meet MDF Policy guidelines as outlined in the MDF Usage section of this agreement. Brocade can adjust or further clarify policy if agreed by both EMC and Brocade and Brocade will provide updated policy to impact future/new activities after the mutually agreed changes are approved by both EMC and Brocade.

Partner Agreement Termination
For MDF funds not expended upon termination of this MDF program, EMC shall have (6) months from the termination effective date to reconcile activities conducted prior to the termination

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC and Brocade Confidential

Marketing Development Fund Guidelines
Definitive guidelines for what is, and is not, eligible for MDF are included in the following detailed guidelines for Brocade MDF Program. These guidelines should be consulted before initiating any activity. If there is an activity you would like reimbursed that is not included in these guidelines, please contact the Brocade EMC OEM Marketing Director/Manager. Our goal is to help support your efforts in promoting Brocade.

MDF Usage:
MDF is managed by EMC to be used for specific jointly agreed and approved activities which include:

Hardware and Software Product Acquisition

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Qualifying Expenses: MDF may be used to purchase the latest Brocade-branded or OEM-branded technology from your current supplier. Product may be used for evaluation or demo purposes only and resold after a period of six (6) months. No other sales programs, promotions, or offers, including the demo equipment discounts, may be applied when using MDF for demo equipment.

•	Non-Qualifying Expenses: Products not manufactured by Brocade.

Brocade Education Courses

•	Qualifying Expenses: MDF may be used to pay for course fees for technical education offered by Brocade or Authorized Training Partners and any related exam fees.

•	Daily meal allowance of $[**]/Day/Person, excluding Brocade employees

•	Travel and lodging for the event, excluding Brocade employees
Non-Qualifying Expenses: Meal costs beyond agreed amount for travel during stay and any expenses for Brocade employees.

Tradeshows, Seminars, and Events

•	Qualifying Expenses: Events, trade shows and seminars that attract a qualified and targeted audience, and are aimed at recruitment, training or promotion of Brocade branded or OEM branded technology to end users. Items covered include exhibit space, booth properties, booth speakers, material handling, electrical, signage, AV equipment rental, mailing materials and lists, set-up costs, room rental, invitations, event attendee materials, and other event related costs.

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC and Brocade Confidential

•	Travel and Lodging for EMC employees or third parties for the event, excluding expenses for Brocade employees.

•	Daily meal allowance of $[**]/Day/Person, excluding expenses for Brocade employees,

•	If EMC products are shown in the same event or tradeshow booth, Brocade and EMC will work together to decide on how to prorate the amount MDF funds that may be applied to that particular event.

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Funding of any special sponsorship must be reviewed with Brocade in advance of any commitment. Examples of such sponsorships includes evening receptions, raffles, parties, attendee show conference bags, hotel room key advertising and similar items not typically included in booth-only or tiered booth plus sponsorship packages.

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Non-Qualifying Expenses: Gratuities, and non-Brocade specific signage. Giveaways of a material dollar amount including trips. Meal costs beyond agreed amount for travel, and excluding expense for Brocade employees.

Demand Generation

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Qualifying Expenses: Creative, printing, mailing list (including purchase or rental costs) postage, fulfillment, telemarketing or telesales, online media, advertisement, incentives, web development for Brocade solution landing pages, online content and other demand generation components.

•	Non-Qualifying Expenses: Rush charges, late fees, or other unreasonable charges.

Promotional Items

•	Qualifying Expenses: Brocade-branded or co-branded promotional items, such as t-shirts, pens, memory sticks, pad folios, etc., and non-branded items for raffles and sales incentives.

•	Non-Qualifying Expenses: Rush charges, late fees, alcoholic or tobacco products, or other unreasonable charges.

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EMC and Brocade Confidential

Partner compensation or channel incentives

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Qualifying Expenses: Incentive programs, commonly known as spiff's for pre-sales, sales and technical or system engineer staff that are directly linked to incremental revenue generation, lead generation, deal registration or other revenue events for Brocade. These activities must be managed and administered by the EMC/reseller/distributor/third party vendor.

•	Non-Qualifying Expenses: Any incentives that are paid to Brocade badged employee.

Funded Headcount

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Qualifying Expenses: MDF may be used to fund headcount to support, market, or sell Brocade products. Requests will be evaluated on a case-by-case basis. Headcount is partner/reseller/distributor badge employee. Funds can only be used for paying salary.

•	Non Qualifying Expenses: Furniture, office equipment, office rental fees, expense account, telephone or internet costs, travel and other unreasonable charges.

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Activities to specifically call out and reinforce as NOT being MDF qualifying include:

•	Customer entertainment - events or programs where there is no activity other than entertainment.

•	“Seminars” held in suites at sporting events for entertaining only.

•	Team dinners for Brocade, an end-user customer or an OEM/channel partner sales meeting dinner

•	Golf tournaments where the primary item being purchased is the player participation.

•	Team building events for Brocade, an end-user customer or an OEM/channel partner

•	Charity sponsorships - these must be funded by the Sales dept or from the company community relations fund

General Requirements
The primary purpose of all MDF activities is to promote and sell Brocade products through EMC.
Programs must not be misleading or deceptive, nor may they violate Federal, state, or local regulations.
Programs must be in good taste and reflect favorably on Brocade. All registered marks, trademarks, copyrights and disclaimers of Brocade must be properly used as described in the Trademark Usage section in the Brocade Corporate Guidelines training posted on the http://www.brocade.com/news/product_agreement.jsp

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